For Release: May 8, 2017
Investor Contact: Phil Morgan, 402.458.3038
Nelnet, Inc. supplemental financial information for the first quarter 2017
(All dollars are in thousands, except per share amounts, unless otherwise noted)
The following information should be read in connection with Nelnet, Inc.'s (the “Company's”) press release for first quarter 2017 earnings, dated May 8, 2017, and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.
Forward-looking and cautionary statements
This supplemental financial information contains forward-looking statements and information that are based on management's current expectations as of the date of this document.  Statements that are not historical facts, including statements about the Company's plans and expectations for future financial condition, results of operations or economic performance, or that address management's plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “may,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “assume,” “forecast,” “will,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements.
The forward-looking statements are based on assumptions and analyses made by management in light of management's experience and its perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances. These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements.  These factors include, among others, the risks and uncertainties set forth in the “Risk Factors” section of the Company's Annual Report on Form 10-K for the year ended December 31, 2016 (the "2016 Annual Report"), and include such risks and uncertainties as:

•
student loan portfolio risks such as interest rate basis and repricing risk resulting from the fact that the interest rate characteristics of the student loan assets do not match the interest rate characteristics of the funding for those assets, the risk of loss of floor income on certain student loans originated under the Federal Family Education Loan Program (the "FFEL Program" or "FFELP"), risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP student loans and initiatives to purchase additional FFELP and private education loans, and risks from changes in levels of student loan prepayment or default rates;

•
financing and liquidity risks, including risks of changes in the general interest rate environment and in the securitization and other financing markets for student loans, including adverse changes resulting from slower than expected payments on student loans in FFELP securitization trusts, which may increase the costs or limit the availability of financings necessary to purchase, refinance, or continue to hold student loans;

•
risks from changes in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets, such as the expected decline over time in FFELP loan interest income and fee-based revenues due to the discontinuation of new FFELP loan originations in 2010 and potential government initiatives or legislative proposals to consolidate existing FFELP loans to the Federal Direct Loan Program or otherwise allow FFELP loans to be refinanced with Federal Direct Loan Program loans, risks related to adverse changes in the Company's volumes allocated under the Company's loan servicing contract with the U.S. Department of Education (the "Department"), which accounted for approximately 20 percent of the Company's revenue in 2016, risks related to the Department's initiative to procure a new contract for federal student loan servicing to acquire a single servicing platform to service all loans owned by the Department, including the risk that the Company's joint venture with Great Lakes Educational Loan Services, Inc. ("Great Lakes") may not be awarded the contract, and risks related to the Company's ability to comply with agreements with third-party customers for the servicing of FFELP, Federal Direct Loan Program, and private education and consumer loans;

•
risks related to a breach of or failure in the Company's operational or information systems or infrastructure, or those of third-party vendors, including cybersecurity risks related to the potential disclosure of confidential student loan borrower and other customer information;

•	uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations;

•
the uncertain nature of the expected benefits from the acquisition of Allo Communications LLC on December 31, 2015 and the ability to integrate its communications operations and successfully expand its fiber network in existing service areas and additional communities and manage related construction risks;

•
risks and uncertainties related to initiatives to pursue additional strategic investments and acquisitions, including investments and acquisitions that are intended to diversify the Company both within and outside of its historical core education-related businesses; and

•
risks and uncertainties associated with litigation matters and with maintaining compliance with the extensive regulatory requirements applicable to the Company's businesses, reputational and other risks, including the risk of increased regulatory costs, resulting from the recent politicization of student loan servicing, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the Company's consolidated financial statements.

All forward-looking statements contained in this supplement are qualified by these cautionary statements and are made only as of the date of this document. Although the Company may from time to time voluntarily update or revise its prior forward-looking statements to reflect actual results or changes in the Company's expectations, the Company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
Interest income:
Loan interest	$181,207	183,505	189,988
Investment interest	2,617	2,792	2,029
Total interest income	183,824	186,297	192,017
Interest expense:
Interest on bonds and notes payable	106,899	107,337	90,408
Net interest income	76,925	78,960	101,609
Less provision for loan losses	1,000	3,000	2,500
Net interest income after provision for loan losses	75,925	75,960	99,109
Other income:
Loan systems and servicing revenue	54,229	53,764	52,330
Tuition payment processing, school information, and campus commerce revenue	43,620	30,519	38,657
Communications revenue	5,106	4,492	4,346
Enrollment services revenue	—	—	4,326
Other income	12,632	15,218	13,796
Gain from debt repurchases	4,980	5,720	101
Derivative settlements, net	(1,378)	(3,657)	(6,537)
Derivative market value and foreign currency transaction adjustments, net	(53,853)	86,844	(22,154)
Centrally cleared variation margin settlements, net	50,401	—	—
Total other income	115,737	192,900	84,865
Operating expenses:
Salaries and benefits	71,863	68,017	63,242
Depreciation and amortization	8,598	9,116	7,640
Loan servicing fees	6,025	5,726	6,928
Cost to provide communications services	1,954	1,697	1,703
Cost to provide enrollment services	—	—	3,623
Other expenses	26,547	31,245	28,376
Total operating expenses	114,987	115,801	111,512
Income before income taxes	76,675	153,059	72,462
Income tax expense	28,755	54,128	24,433
Net income	47,920	98,931	48,029
Net loss (income) attributable to noncontrolling interests	2,106	(585)	(68)
Net income attributable to Nelnet, Inc.	$50,026	98,346	47,961
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.18	2.32	1.11

Weighted average common shares outstanding - basic and diluted	42,291,857	42,314,467	43,088,092

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	March 31, 2017	December 31, 2015	March 31, 2016
Assets:
Student loans receivable, net	$24,003,386	24,903,724	27,519,052
Cash, cash equivalents, investments, and notes receivable	381,978	323,798	324,485
Restricted cash	881,334	1,100,663	1,010,730
Goodwill and intangible assets, net	192,746	195,125	196,139
Other assets	681,776	656,798	538,941
Total assets	$26,141,220	27,180,108	29,589,347
Liabilities:
Bonds and notes payable	$23,594,516	24,668,490	27,349,891
Other liabilities	419,037	440,693	352,530
Total liabilities	24,013,553	25,109,183	27,702,421
Equity:
Total Nelnet, Inc. shareholders' equity	2,108,187	2,061,655	1,878,254
Noncontrolling interest	19,480	9,270	8,672
Total equity	2,127,667	2,070,925	1,886,926
Total liabilities and equity	$26,141,220	27,180,108	29,589,347

Overview

The Company is a diverse company with a focus on delivering education-related products and services and student loan asset management. The largest operating businesses engage in student loan servicing, tuition payment processing and school information systems, and communications. A significant portion of the Company's revenue is net interest income earned on a portfolio of federally insured student loans. The Company also makes investments to further diversify the Company both within and outside of its historical core education-related businesses, including, but not limited to, investments in real estate and start-up ventures.

GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments

A reconciliation of the Company's GAAP net income to net income, excluding derivative market value and foreign currency transaction adjustments and variation margin settlements under new derivative clearing rules effective January 3, 2017, is provided below.

	Three months ended March 31,
	March 31, 2017	December 31, 2016	March 31, 2016
GAAP net income attributable to Nelnet, Inc.	$50,026	98,346	47,961
Derivative market value adjustments	49,163	(61,452)	3,674
Foreign currency transaction adjustments	4,690	(25,392)	18,480
Centrally cleared variation margin settlements	(50,401)	—	—
Net tax effect (a)	(1,312)	33,001	(8,418)
Net income, excluding derivative market value and foreign currency transaction adjustments and variation margin settlements (b)	$52,166	44,503	61,697

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$1.18	2.32	1.11
Derivative market value adjustments	1.16	(1.45)	0.09
Foreign currency transaction adjustments	0.11	(0.60)	0.43
Centrally cleared variation margin settlements	(1.19)	—	—
Net tax effect (a)	(0.03)	0.78	(0.20)
Net income, excluding derivative market value and foreign currency transaction adjustments and variation margin settlements (b)	$1.23	1.05	1.43

(a)
The tax effects are calculated by multiplying the derivative market value adjustments, foreign currency transaction adjustments, and centrally cleared variation margin settlements by the applicable statutory income tax rate.

(b)
The Company provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. "Derivative market value and foreign currency transaction adjustments and variation margin settlements" include (i) the unrealized gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP; (ii) the foreign currency transaction gains or losses caused by the re-measurement of the Company's Euro-denominated bonds to U.S. dollars, and (iii) the variation margin settlements on derivative instruments that are settled daily at a central clearinghouse, which based on new derivative clearing rules effective January 3, 2017 are accounted for as derivative settlements and represent the changes in fair values of the underlying derivative instruments. (For additional information regarding the GAAP accounting based on the new derivative clearing rules, see the discussion under "Consolidated Financial Statement Impact Related to Derivatives" in note 4 of the notes to consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2017). The Company believes these point-in-time estimates of asset and liability values related to these financial instruments that are subject to interest and currency rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the Company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the Company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

The increase in GAAP net income for the three months ended March 31, 2017, as compared with the same period in 2016, was due to smaller losses recognized in 2017 as compared to 2016 related to changes in fair values of derivative instruments which do not qualify for hedge accounting under GAAP and foreign currency transaction adjustments caused by the re-measurement of the Company's Euro-denominated bonds to U.S. dollars. In addition, during the first quarter of 2017, the Company recognized a gain of $5.0 million ($3.1 million after tax) from the repurchase of its own debt. These factors were partially offset by the increase in expenses to accelerate the build out of the Company's communications network in Lincoln, Nebraska and lower net interest income earned by the Company on its student loan portfolio due to expected portfolio runoff and lower student loan spread.

Operating Results

The Company earns net interest income on its FFELP student loan portfolio in its Asset Generation and Management ("AGM") operating segment. This segment is expected to generate a stable net interest margin and significant amounts of cash as the FFELP portfolio amortizes. As of March 31, 2017, the Company had a $24.0 billion student loan portfolio that will amortize over the next approximately 25 years. The Company actively seeks to acquire additional FFELP loan portfolios to leverage its servicing scale and expertise to generate incremental earnings and cash flow.

In addition, the Company earns fee-based revenue through the following reportable operating segments:

•	Loan Systems and Servicing ("LSS") - referred to as Nelnet Diversified Solutions ("NDS")

•	Tuition Payment Processing and Campus Commerce ("TPP&CC") - referred to as Nelnet Business Solutions ("NBS")

•	Communications - referred to as Allo Communications ("Allo")

Other business activities and operating segments that are not reportable are combined and included in Corporate and Other Activities ("Corporate"). Corporate and Other Activities also includes income earned on certain investments and interest expense incurred on unsecured debt transactions.

The information below provides the operating results for each reportable operating segment and Corporate and Other Activities for the three months ended March 31, 2017 and 2016 (dollars in millions).

(a)    Revenue includes intersegment revenue earned by LSS as a result of servicing loans for AGM.

(b)
Total revenue includes "net interest income after provision for loan losses" and "total other income" from the Company's segment statements of income, excluding the impact from changes in fair values of derivatives and foreign currency transaction adjustments and centrally cleared variation margin settlements under new derivative clearing rules effective January 3, 2017. Net income excludes changes in fair values of derivatives and foreign currency transaction adjustments and variation margin settlements from centrally cleared derivative instruments, net of tax. For information regarding the exclusion of the impact from changes in fair values of derivatives and foreign currency transaction adjustments and variation margin settlements, see "GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments" above.

A summary of the results and financial highlights for each reportable operating segment and a summary of the Company's liquidity and capital resources follows.

Loan Systems and Servicing

•	As of March 31, 2017, the Company was servicing $200.3 billion in FFELP, government owned, and private education and consumer loans, as compared with $182.2 billion of loans as of March 31, 2016.

•
Revenue increased in the three months ended March 31, 2017 compared to the same period in 2016 due to an increase in revenue on the government servicing contract and from growth in private education and consumer loan servicing volume from existing and new clients. The increase was partially offset by the loss of guaranty servicing and collection revenue.

•
Revenue from the government servicing contract increased to $39.0 million for the three months ended March 31, 2017 compared to $35.2 million for the same period in 2016. This increase was due to an increase in application volume for the Company's administration of the Total and Permanent Disability and Direct Loan Consolidation programs, the transfer of borrowers to the Company from a not-for-profit servicer who exited the loan servicing business in August 2016, and the shift in the portfolio of loans serviced to a greater portion of loans in higher paying repayment statuses. As of March 31, 2017, the Company was servicing $167.6 billion of student loans for 5.9 million borrowers under this contract.

•
Revenue from private education and consumer loan servicing increased to $5.8 million for the three months ended March 31, 2017 compared to $3.1 million for the same period in 2016. As of March 31, 2017, the Company was servicing $9.0 billion of private education and consumer loans for approximately 389,000 borrowers as compared to $5.2 billion of private education and consumer loans for approximately 251,000 borrowers as of March 31, 2016.

•
The Company's remaining guaranty servicing and collection client exited the FFELP guaranty business at the end of their contract term on June 30, 2016. After this customer's exit from the FFELP guaranty business effective June 30, 2016, the Company has no remaining guaranty servicing and collection revenue. Guaranty servicing and collection revenue earned from this customer in the three months ended March 31, 2016 was $5.0 million.

•
In April 2016, the Department's Office of Federal Student Aid ("FSA") released information regarding a new contract procurement process for the Department to acquire a single servicing system platform with multiple customer service providers to manage all student loans owned by the Department.  The contract solicitation process was divided into two phases.

On May 6, 2016, Nelnet Servicing, LLC ("Nelnet Servicing"), a subsidiary of the Company, and Great Lakes submitted a joint response to Phase I as part of a newly created joint venture to respond to the contract solicitation process and to provide services under the new contract in the event that the Department selects it to be awarded with the contract. The joint venture operates as a new legal entity called GreatNet Solutions, LLC ("GreatNet"). Nelnet Servicing and Great Lakes each own 50 percent of the ownership interests of GreatNet. GreatNet was one of three entities selected to respond to Phase II of the procurement selection process. Navient Corporation and FedLoan Servicing (Pennsylvania Higher Education Assistance Agency ("PHEAA")), the other two TIVAS, were also selected to respond to Phase II. On January 6, 2017, GreatNet submitted its Phase II response to the Department. On April 11, 2017, the Department announced that it was withdrawing certain policy memos to FSA from the prior administration regarding factors to be considered in the procurement process. GreatNet is currently awaiting announcement from the new administration on the next steps in the procurement process.

For financial reporting purposes, the operating results of GreatNet are included in the Company's consolidated financial statements. The proportionate share of membership interest (equity) and net loss of GreatNet that is attributable to Great Lakes is reflected as minority interest. During the three months ended March 31, 2017, Nelnet Servicing and Great Lakes each contributed capital to GreatNet and GreatNet began to incur certain operating costs.

Tuition Payment Processing and Campus Commerce

•
Revenue increased in the three months ended March 31, 2017 compared to the same period in 2016 due to increases in the number of managed tuition payment plans, campus commerce customer transactions and payments volume, and new school customers.

•
Before tax operating margin for the three months ended March 31, 2017 was 40.1 percent compared to 42.1 percent for the same period in 2016. This decrease was due to the Company's continued investment in and enhancements of payment plan and campus commerce systems and products.

•
This segment is subject to seasonal fluctuations. Based on the timing of when revenue is recognized and when expenses are incurred, revenue and operating margin are higher in the first quarter as compared to the remainder of the year.

Communications

•
For the three months ended March 31, 2017 and 2016, Allo recorded a net loss of $2.8 million and $0.4 million, respectively. The Company anticipates this operating segment will be dilutive to consolidated earnings over the next several years as it continues to build its network in Lincoln, Nebraska, due to large upfront capital expenditures and associated depreciation and upfront customer acquisition costs.

•
Revenue from Allo for the three months ended March 31, 2017 was $5.1 million as compared to $4.3 million for the same period in 2016. The number of residential households served increased to 10,524 as of March 31, 2017 from 7,909 as of March 31, 2016.

•
The Company anticipates total network capital expenditures of approximately $80 million in 2017; however, such amount could change based on customer demand for Allo's services. For the three months ended March 31, 2017, Allo's capital expenditures were $16.7 million. The number of residential households passed, which represents the estimated number of single residence homes, apartments, and condominiums that Allo already serves and those in which Allo has the capacity to connect to its network distribution system without further material extensions to the transmission lines (but have not been connected) increased to 34,925 as of March 31, 2017 as compared to 21,274 as of March 31, 2016.

Asset Generation and Management

•
During the three months ended March 31, 2017 compared to the same period in 2016, the average balance of student loans decreased $3.5 billion, to $24.8 billion, due primarily to the amortization of the student loan portfolio, and limited portfolio acquisitions from third parties. The Company acquired $52.2 million of student loans during the three months ended March 31, 2017.

•
Core student loan spread was 1.23% for the three months ended March 31, 2017, compared to 1.34% for the same period in 2016. The decrease in core student loan spread was due to a decrease in fixed rate floor income and a widening in the basis between the asset and debt indices in which the Company earns interest on its loans and funds such loans.

•
Due to historically low interest rates, the Company continues to earn significant fixed rate floor income. During the three months ended March 31, 2017 and 2016, the Company earned $32.0 million and $40.6 million, respectively, of fixed rate floor income (net of $0.1 million and $5.2 million of derivative settlements, respectively, used to hedge such loans).

Liquidity and Capital Resources

•
As of March 31, 2017, the Company had cash and cash equivalents of $108.2 million. In addition, the Company had a portfolio of available-for-sale and trading investments, consisting primarily of student loan asset-backed securities, with a fair value of $123.6 million as of March 31, 2017.

•	For the three months ended March 31, 2017, the Company generated $73.8 million in net cash from operating activities.

•
Forecasted undiscounted future cash flows from the Company's student loan portfolio financed in asset-backed securitization transactions are estimated to be approximately $2.02 billion as of March 31, 2017.

•
As of March 31, 2017, the Company had $35.0 million outstanding on its unsecured line of credit and $315.0 million was available for future use. The unsecured line of credit has a maturity date of December 12, 2021.

•
During the three months ended March 31, 2017, the Company initiated a cash tender offer to purchase any and all of its outstanding Hybrid Securities. The aggregate principal amount of notes tendered to the Company was $29.7 million. The Company paid $25.3 million to redeem these notes and recognized a pre-tax gain of $4.4 million.

•	During the three months ended March 31, 2017, the Company paid cash dividends of $5.9 million ($0.14 per share).

•
The Company intends to use its liquidity position to capitalize on market opportunities, including FFELP and private education and consumer loan acquisitions; strategic acquisitions and investments; expansion of Allo's telecommunications network; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the Company's cash and investment balances.

Operating Segments

The Company has four reportable operating segments. The Company's reportable operating segments include:

• Loan Systems and Servicing
• Tuition Payment Processing and Campus Commerce
• Communications
• Asset Generation and Management

The Company earns fee-based revenue through its Loan Systems and Servicing, Tuition Payment Processing, and Communications operating segments. In addition, the Company earns interest income on its student loan portfolio in its Asset Generation and Management operating segment. The Company’s operating segments are defined by the products and services they offer and the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. See note 1 of the notes to consolidated financial statements included in the 2016 Annual Report for a description of each operating segment, including the primary products and services offered.

The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company, as well as the methodology used by management to evaluate performance and allocate resources. Executive management (the "chief operating decision maker") evaluates the performance of the Company’s operating segments based on their financial results prepared in conformity with U.S. GAAP.

Corporate and Other Activities

Other business activities and operating segments that are not reportable are combined and included in Corporate and Other Activities. Corporate and Other Activities includes the following items:

•	Income earned on certain investment activities

•	Interest expense incurred on unsecured debt transactions

•
Other product and service offerings that are not considered reportable operating segments including, but not limited to, Whitetail Rock Capital Management, LLC, the Company's SEC-registered investment advisory subsidiary

Corporate and Other Activities also include certain corporate activities and overhead functions related to executive management, human resources, accounting, legal, enterprise risk management, information technology, occupancy, and marketing. These costs are allocated to each operating segment based on estimated use of such activities and services.

Segment Results of Operations

The following tables include the results of each of the Company's operating segments reconciled to the consolidated financial statements.

	Three months ended March 31, 2017
	Loan Systems and Servicing	Tuition Payment Processing and Campus Commerce	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$94	2	1	182,326	2,761	(1,359)	183,824
Interest expense	—	—	712	106,751	795	(1,359)	106,899
Net interest income	94	2	(711)	75,575	1,966	—	76,925
Less provision for loan losses	—	—	—	1,000	—	—	1,000
Net interest income (loss) after provision for loan losses	94	2	(711)	74,575	1,966	—	75,925
Other income:
Loan systems and servicing revenue	54,229	—	—	—	—	—	54,229
Intersegment servicing revenue	10,323	—	—	—	—	(10,323)	—
Tuition payment processing, school information, and campus commerce revenue	—	43,620	—	—	—	—	43,620
Communications revenue	—	—	5,106	—	—	—	5,106
Other income	—	—	—	3,342	9,290	—	12,632
Gain from debt repurchases	—	—	—	540	4,440	—	4,980
Derivative settlements, net	—	—	—	(1,173)	(205)	—	(1,378)
Derivative market value and foreign currency transaction adjustments, net	—	—	—	(53,811)	(42)	—	(53,853)
Centrally cleared variation margin settlements, net	—	—	—	50,401	—	—	50,401
Total other income	64,552	43,620	5,106	(701)	13,483	(10,323)	115,737
Operating expenses:
Salaries and benefits	37,992	16,652	2,979	400	13,839	—	71,863
Depreciation and amortization	549	2,391	2,135	—	3,523	—	8,598
Loan servicing fees	—	—	—	6,025	—	—	6,025
Cost to provide communications services	—	—	1,954	—	—	—	1,954
Other expenses	9,136	4,995	1,372	991	10,054	—	26,547
Intersegment expenses, net	7,398	2,075	506	10,412	(10,068)	(10,323)	—
Total operating expenses	55,075	26,113	8,946	17,828	17,348	(10,323)	114,987
Income (loss) before income taxes	9,571	17,509	(4,551)	56,046	(1,899)	—	76,675
Income tax (expense) benefit	(4,555)	(6,653)	1,730	(21,297)	2,021	—	(28,755)
Net income (loss)	5,016	10,856	(2,821)	34,749	122	—	47,920
Net loss (income) attributable to noncontrolling interests	2,415	—	—	—	(309)	—	2,106
Net income (loss) attributable to Nelnet, Inc.	$7,431	10,856	(2,821)	34,749	(187)	—	50,026

	Three months ended December 31, 2016
	Loan Systems and Servicing	Tuition Payment Processing and Campus Commerce	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$31	2	—	184,398	4,386	(2,520)	186,297
Interest expense	—	—	600	107,883	1,373	(2,520)	107,337
Net interest income	31	2	(600)	76,515	3,013	—	78,960
Less provision for loan losses	—	—		3,000	—	—	3,000
Net interest income (loss) after provision for loan losses	31	2	(600)	73,515	3,013	—	75,960
Other income:
Loan systems and servicing revenue	53,764	—	—	—	—	—	53,764
Intersegment servicing revenue	10,945	—	—	—	—	(10,945)	—
Tuition payment processing, school information, and campus commerce revenue	—	30,519	—	—	—	—	30,519
Communications revenue	—	—	4,492	—	—	—	4,492
Other income	—	—	—	3,348	11,871	—	15,218
Gain from debt repurchases	—	—	—	3,585	2,135	—	5,720
Derivative settlements, net	—	—	—	(3,439)	(219)	—	(3,657)
Derivative market value and foreign currency transaction adjustments, net	—	—	—	79,132	7,712	—	86,844
Total other income	64,709	30,519	4,492	82,626	21,499	(10,945)	192,900
Operating expenses:
Salaries and benefits	35,221	16,470	2,857	481	12,987	—	68,017
Depreciation and amortization	540	2,884	1,923	—	3,770	—	9,116
Loan servicing fees	—	—	—	5,726	—	—	5,726
Cost to provide communications services	—	—	1,697	—	—	—	1,697
Other expenses	9,080	5,364	1,260	1,238	14,303	—	31,245
Intersegment expenses, net	6,036	1,925	347	11,702	(9,066)	(10,945)	—
Total operating expenses	50,877	26,643	8,084	19,147	21,994	(10,945)	115,801
Income (loss) before income taxes	13,863	3,878	(4,192)	136,994	2,518	—	153,059
Income tax (expense) benefit	(5,268)	(1,473)	1,593	(52,057)	3,077	—	(54,128)
Net income (loss)	8,595	2,405	(2,599)	84,937	5,595	—	98,931
Net loss (income) attributable to noncontrolling interest		—	—	—	(585)	—	(585)
Net income (loss) attributable to Nelnet, Inc.	$8,595	2,405	(2,599)	84,937	5,010	—	98,346

	Three months ended March 31, 2016
	Loan Systems and Servicing	Tuition Payment Processing and Campus Commerce	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$21	3	—	190,723	2,093	(823)	192,017
Interest expense	—	—	147	89,877	1,206	(823)	90,408
Net interest income	21	3	(147)	100,846	887	—	101,609
Less provision for loan losses	—	—	—	2,500	—	—	2,500
Net interest income (loss) after provision for loan losses	21	3	(147)	98,346	887	—	99,109
Other income:
Loan systems and servicing revenue	52,330	—	—	—	—	—	52,330
Intersegment servicing revenue	12,007	—	—	—	—	(12,007)	—
Tuition payment processing, school information, and campus commerce revenue	—	38,657	—	—	—	—	38,657
Communications revenue	—	—	4,346	—	—	—	4,346
Enrollment services revenue	—	—	—	—	4,326	—	4,326
Other income	—	—	—	4,263	9,532	—	13,796
Gain from debt repurchases	—	—	—	101	—	—	101
Derivative settlements, net	—	—	—	(6,304)	(232)	—	(6,537)
Derivative market value and foreign currency transaction adjustments, net	—	—	—	(19,897)	(2,256)	—	(22,154)
Total other income	64,337	38,657	4,346	(21,837)	11,370	(12,007)	84,865
Operating expenses:
Salaries and benefits	32,967	14,435	1,089	519	14,231	—	63,242
Depreciation and amortization	438	2,271	1,129	—	3,802	—	7,640
Loan servicing fees	—	—	—	6,928	—	—	6,928
Cost to provide communication services	—	—	1,703	—	—	—	1,703
Cost to provide enrollment services	—	—	—	—	3,623	—	3,623
Other expenses	11,470	4,159	753	1,516	10,477	—	28,376
Intersegment expenses, net	6,241	1,512	144	12,107	(7,997)	(12,007)	—
Total operating expenses	51,116	22,377	4,818	21,070	24,136	(12,007)	111,512
Income (loss) before income taxes	13,242	16,283	(619)	55,439	(11,879)	—	72,462
Income tax (expense) benefit	(5,032)	(6,188)	235	(21,066)	7,617	—	(24,433)
Net income (loss)	8,210	10,095	(384)	34,373	(4,262)	—	48,029
Net loss (income) attributable to noncontrolling interests	—	—	—	—	(68)	—	(68)
Net income (loss) attributable to Nelnet, Inc.	$8,210	10,095	(384)	34,373	(4,330)	—	47,961

Net Interest Income, Net of Settlements on Derivatives
The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. Derivative settlements for each applicable period should be evaluated with the Company's net interest income.
The following table summarizes the components of "net interest income" and "derivative settlements, net."

	Three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
Variable student loan interest margin, net of settlements on derivatives (a)	$41,922	38,255	53,856
Fixed rate floor income, net of settlements on derivatives	32,012	35,848	40,639
Investment interest	2,617	2,792	2,029
Non-portfolio related derivative settlements	(205)	(219)	(232)
Corporate debt interest expense	(799)	(1,373)	(1,220)
Net interest income (net of settlements on derivatives)	$75,547	75,303	95,072

(a)
During the fourth quarter of 2016, the Company redeemed certain debt securities prior to their legal maturity and recognized $7.4 million in interest expense (a decrease to variable student loan interest margin) to write off the remaining debt discount associated with these bonds.

Student Loan Servicing Volumes (dollars in millions)

Government Servicing
Private Education and Consumer Servicing
FFELP Servicing
$210,000
$195,000
$180,000
$165,000
$150,000
$135,000
$120,000
$105,000
$90,000
$75,000
$60,000
$45,000
$30,000
$15,000
$-
$161,642
$133,643
$3,035
$24,964
$176,437
$147,345
$4,632
$24,460
$182,230
$153,142
$5,197
$23,891
$183,635
$153,800
$5,657
$24,178
$193,162
$161,660
$6,377
$25,125
$194,822
$162,538
$7,887
$24,397
$200,289
$167,645
$8,965
$23,679
Dec 31, 14
Dec 31, 15
Mar 31, 16
Jun 30, 16
Sep 30, 16
Dec 31, 16
Mar 31, 17

Company owned	$19,742	$18,886	$18,433	$18,079	$17,429	$16,962	$16,352
% of total	12.2%	10.7%	10.1%	9.8%	9.0%	8.7%	8.2%
Number of servicing borrowers:
Government servicing:	5,915,449	5,842,163	5,786,545	5,726,828	6,009,433	5,972,619	5,924,099
FFELP servicing:	1,397,295	1,335,538	1,298,407	1,296,198	1,357,412	1,312,192	1,263,785
Private education and consumer loan servicing:	202,529	245,737	250,666	267,073	292,989	355,096	389,010
Total:	7,515,273	7,423,438	7,335,618	7,290,099	7,659,834	7,639,907	7,576,894

Number of remote hosted borrowers:	1,611,654	1,755,341	1,796,783	1,842,961	2,103,989	2,230,019	2,068,781

Communications Financial and Operating Data

Certain financial and operating data for Allo is summarized in the tables below.

	Three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
Residential revenue	$3,272	2,786	2,523
Business revenue	1,780	1,585	1,628
Other revenue	54	121	195
Total revenue	$5,106	4,492	4,346

Net loss	$(2,821)	(2,599)	(384)
EBITDA (a)	(1,705)	(1,669)	657

Capital expenditures	16,669	14,170	2,877

Revenue contribution:
Internet	43.6%	41.4%	36.6%
Telephone	24.3	26.1	27.3
Television	31.8	32.1	32.8
Other	0.3	0.4	3.3
	100.0%	100.0%	100.0%

	As of March 31, 2017	As of December 31, 2016	As of March 31, 2016	As of December 31, 2015
Residential customer information:
Households served	10,524	9,814	7,909	7,600
Households passed (b)	34,925	30,962	21,274	21,274
Total households in current markets (c)	137,500	137,500	137,500	28,874

(a)
Earnings (loss) before interest, income taxes, depreciation, and amortization ("EBITDA") is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. Allo's management uses EBITDA to compare Allo's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The Company reports EBITDA for Allo because the Company believes that it provides useful additional information for investors regarding a key metric used by management to assess Allo's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from Allo's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP. A reconciliation of EBITDA from net income (loss) under GAAP is presented in the table immediately below.

	Three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
Net loss	$(2,821)	(2,599)	(384)
Net interest expense	711	600	147
Income tax benefit	(1,730)	(1,593)	(235)
Depreciation and amortization	2,135	1,923	1,129
Earnings (loss) before interest expense, income taxes, depreciation, and amortization (EBITDA)	$(1,705)	(1,669)	657

(b)
Represents the number of single residence homes, apartments, and condominiums that Allo already serves and those in which Allo has the capacity to connect to its network distribution system without further material extensions to the transmission lines, but have not been connected.

(c)
During the first quarter of 2016, Allo announced plans to expand its network to make services available to substantially all commercial and residential premises in Lincoln, Nebraska, and currently plans to expand to additional communities in Nebraska and surrounding states over the next several years.

Other Income

The following table summarizes the components of "other income."

	Three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
Investment advisory fees	$3,516	2,762	818
Borrower late fee income	3,319	2,928	3,646
Peterson's revenue	2,836	3,599	3,282
Realized and unrealized gains on investments classified as available-for-sale and trading, net	324	1,329	1,050
Other	2,637	4,600	5,000
Other income	$12,632	15,218	13,796

Derivative Settlements

The following table summarizes the components of "derivative settlements, net" included in the attached consolidated statements of income.

	Three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
1:3 basis swaps	$698	555	(329)
Interest rate swaps - floor income hedges	(120)	(2,402)	(5,243)
Interest rate swaps - hybrid debt hedges	(205)	(219)	(232)
Cross-currency interest rate swaps	(1,751)	(1,591)	(733)
Total settlements - (expense) income	$(1,378)	(3,657)	(6,537)

Derivative Market Value and Foreign Currency Transaction Adjustments

"Derivative market value and foreign currency transaction adjustments" include (i) the unrealized gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP; and (ii) the foreign currency transaction gains or losses caused by the re-measurement of the Company's Euro-denominated bonds to U.S. dollars.

The following table summarizes the components of “derivative market value and foreign currency transaction adjustments” included in the attached consolidated statements of income.

	Three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
Change in fair value of derivatives - (expense) income	$(49,163)	61,452	(3,674)
Foreign currency transaction adjustments - (expense) income	(4,690)	25,392	(18,480)
Derivative market value and foreign currency transaction adjustments - (expense) income	$(53,853)	86,844	(22,154)

Student Loans Receivable

Student loans receivable consisted of the following:

	As of	As of	As of
	March 31, 2017	December 31, 2016	March 31, 2016
Federally insured loans:
Stafford and other	$4,927,541	5,186,047	5,934,834
Consolidation	19,012,552	19,643,937	21,514,363
Total	23,940,093	24,829,984	27,449,197
Private education loans	256,816	273,659	294,621
	24,196,909	25,103,643	27,743,818
Loan discount, net of unamortized loan premiums and deferred origination costs	(142,997)	(148,077)	(174,682)
Allowance for loan losses – federally insured loans	(36,687)	(37,268)	(34,441)
Allowance for loan losses – private education loans	(13,839)	(14,574)	(15,643)
	$24,003,386	24,903,724	27,519,052

Loan Activity

The following table sets forth the activity of loans:

	Three months ended March 31,
	2017	2016
Beginning balance	$25,103,643	28,555,749
Loan acquisitions	52,174	110,959
Repayments, claims, capitalized interest, and other	(647,915)	(592,020)
Consolidation loans lost to external parties	(310,993)	(286,132)
Loans sold	—	(44,738)
Ending balance	$24,196,909	27,743,818

Student Loan Spread

The following table analyzes the student loan spread on the Company’s portfolio of student loans, which represents the spread between the yield earned on student loan assets and the costs of the liabilities and derivative instruments used to fund the assets.

	Three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
Variable student loan yield, gross	3.24%	3.03%	2.82%
Consolidation rebate fees	(0.84)	(0.84)	(0.83)
Discount accretion, net of premium and deferred origination costs amortization	0.07	0.06	0.06
Variable student loan yield, net	2.47	2.25	2.05
Student loan cost of funds - interest expense (a)	(1.74)	(1.55)	(1.27)
Student loan cost of funds - derivative settlements	(0.02)	(0.02)	(0.02)
Variable student loan spread	0.71	0.68	0.76
Fixed rate floor income, net of settlements on derivatives	0.52	0.56	0.58
Core student loan spread	1.23%	1.24%	1.34%

Average balance of student loans	$24,755,452	25,538,721	28,232,489
Average balance of debt outstanding	24,541,736	25,362,201	28,099,821

(a)
In the fourth quarter of 2016, the Company redeemed certain debt securities prior to their legal maturity and recognized $7.4 million in interest expense to write off the remaining debt discount associated with these bonds. The impact of this expense was excluded from the above table.

A trend analysis of the Company's core and variable student loan spreads is summarized below.

(a)
The interest earned on a large portion of the Company's FFELP student loan assets is indexed to the one-month LIBOR rate.  The Company funds the majority of its assets with three-month LIBOR indexed floating rate securities.  The relationship between the indices in which the Company earns interest on its loans and funds such loans has a significant impact on student loan spread.  This table (the right axis) shows the difference between the Company's liability base rate and the one-month LIBOR rate by quarter.

Variable student loan spread decreased during the three months ended March 31, 2017 as compared to the same period in 2016 due to a widening in the basis between the asset and debt indices in which the Company earns interest on its loans and funds such loans (as reflected in the table above).

The primary difference between variable student loan spread and core student loan spread is fixed rate floor income.  A summary of fixed rate floor income and its contribution to core student loan spread follows:

	Three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
Fixed rate floor income, gross	$32,132	38,250	45,882
Derivative settlements (a)	(120)	(2,402)	(5,243)
Fixed rate floor income, net	$32,012	35,848	40,639
Fixed rate floor income contribution to spread, net	0.52%	0.56%	0.58%

(a)	Includes settlement payments on derivatives used to hedge student loans earning fixed rate floor income.

Fixed Rate Floor Income

The following table shows the Company’s federally insured student loan assets that were earning fixed rate floor income as of March 31, 2017.

Fixed interest rate range	Borrower/lender weighted average yield	Estimated variable conversion rate (a)	Loan balance
3.5 - 3.99%	3.65%	1.01%	$1,921,157
4.0 - 4.49%	4.20%	1.56%	1,501,576
4.5 - 4.99%	4.72%	2.08%	903,410
5.0 - 5.49%	5.22%	2.58%	571,539
5.5 - 5.99%	5.67%	3.03%	402,961
6.0 - 6.49%	6.19%	3.55%	462,543
6.5 - 6.99%	6.70%	4.06%	451,216
7.0 - 7.49%	7.17%	4.53%	159,390
7.5 - 7.99%	7.71%	5.07%	270,683
8.0 - 8.99%	8.18%	5.54%	624,469
> 9.0%	9.05%	6.41%	216,527
			$7,485,471

(a)
The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to a variable rate. As of March 31, 2017, the weighted average estimated variable conversion rate was 2.57% and the short-term interest rate was 84 basis points.

The following table summarizes the outstanding derivative instruments as of March 31, 2017 used by the Company to economically hedge loans earning fixed rate floor income.

Maturity	Notional amount	Weighted average fixed rate paid by the Company (a)

2017	$750,000	0.99%
2018	1,350,000	1.07
2019	3,250,000	0.97
2020	1,500,000	1.01
2025	100,000	2.32
	$6,950,000	1.02%

(a)	For all interest rate derivatives, the Company receives discrete three-month LIBOR.